Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland — Vice President, Finance
952-806-1707
Alex Forliti — Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS REPORTS FIRST QUARTER REVENUES OF $578 MILLION

-First Quarter Total Same-Store Sales Decreased 1.5 Percent-

MINNEAPOLIS, October 8, 2010 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion to $170 billion hair care industry, today reported consolidated revenues decreased 4.5 percent in the first fiscal quarter of 2011 to $578 million, compared to $606 million a year ago.  First quarter total same-store sales decreased 1.5 percent.

In February 2009, the Company completed the sale of its Trade Secret retail product division to Premier Salons Beauty, Inc. (Premier).  As part of the sale agreement, the Company agreed to provide certain transitional administrative and other support services to Premier, including the supply of certain retail products.  As a result, reported fiscal 2010 first quarter North American product revenues included $20 million of sales to Premier at Regis’ cost.  Absent these sales in the prior year, first quarter 2011 total revenues declined 1.3 percent.

“As expected, we are seeing an improvement in visitation trends and we were very pleased with our retail product same-store sales which increased 1.7 percent,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer.  “We are currently testing and implementing multiple customer service and marketing initiatives which we expect will result in improved customer traffic.  We continue to believe visitation trends will normalize and we are still budgeting positive comps in the second half of the fiscal 2011.”

First Quarter Revenues:

	For the Three Months Ended September 30, 2010
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$397,320	$25,362	$16,845	$439,527
Product	100,128	9,696	18,790	128,614
Royalties and fees	9,491	—	619	10,110
Total	$506,939	$35,058	$36,254	$578,251

	For the Three Months Ended September 30, 2009
	Salons		Hair Restoration
(Dollars in thousands)	North America	International	Centers	Consolidated
Revenues:
Service	$405,141	$28,193	$15,944	$449,278
Product	97,188	10,606	18,397	126,191
Product sold to Premier	19,962	—	—	19,962
Royalties and fees	9,487	—	632	10,119
Total	$531,778	$38,799	$34,973	$605,550

First Quarter Same-Store Sales:

For the Three Months Ended September 30,

	2010			2009
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-4.4%	3.7%	-3.1%	-10.0%	-14.4%	-10.7%
MasterCuts	0.3	11.5	2.2	-2.9	-9.4	-4.0
Supercuts	-0.3	1.1	-0.2	0.7	1.5	0.8
Promenade	-3.8	1.1	-3.3	-4.2	-9.0	-4.8
SmartStyle	-1.5	0.2	-0.9	-1.3	-3.6	-2.1
Domestic Same-Store Sales	-2.6%	2.0%	-1.7%	-4.2%	-6.8%	-4.7%

International Same-Store Sales	-3.1%	0.7%	-1.9%	-6.0%	-1.3%	-4.6%

Hair Restoration Same-Store Sales	2.2%	1.0%	1.5%	-2.0%	-1.6%	-1.8%

Consolidated Same-Store Sales	-2.4%	1.7%	-1.5%	-4.2%	-5.7%	-4.5%

International same-store sales for the quarter represent the 12-week period ended September 18, 2010 versus the 12-week period ended September 19, 2009.

Regis Corporation will announce fiscal 2011 first quarter earnings results on October 28, 2010. A conference call discussing first quarter results will follow at 3:00 p.m., Central time. Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2010, the Company owned, franchised or held ownership interests in over 12,700 worldwide locations.  Regis’ corporate and franchised locations operate under concepts such as Supercuts, Sassoon Salon, Regis Salons, MasterCuts, SmartStyle, Cost Cutters, Cool Cuts 4 Kids and Hair Club for Men and Women.  In addition, Regis maintains an ownership interest in Provalliance, which operates salons primarily in Europe, under the brands of Jean Louis David, Franck Provost and Saint Algue.  Regis also maintains ownership interests in Empire Education Group in the U.S. and the MY Style concepts in Japan.  System-wide, these and other concepts are located in the U.S. and in over 30 other countries in North America, South America, Europe, Africa and Asia.  For additional information about the company, including a reconciliation of non-GAAP financial information and certain supplemental financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:

http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.  These factors include the results and impact of the Company’s announcement to explore strategic alternatives; competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions, and in particular, continued weakness in the U.S. and global economies; changes in consumer tastes and fashion trends; the ability of the Company to implement its planned spending and cost reduction plan and to continue to maintain compliance with the financial covenants in its credit agreements; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development and to maintain satisfactory relationships with landlords and other licensors with respect to existing locations; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; the ability of the Company to consummate the planned closure of salons and the related realization of the anticipated costs, benefits and time frame; or other factors not listed above.  The ability of the Company to meet its expected revenue target is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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